Exhibit 99.2

Note: Readers should refer to the audio replays, when available, on our website (www.smtc.com) for clarification and accuracy.

Third Quarter 2018

Conference Call Prepared Remarks

Operator

Good day, ladies and gentlemen, and welcome to the SMTC Third Quarter 2018 Earnings Call. (Operator Instructions) As a reminder, this conference call will be recorded.

I would now like to introduce your host for today's conference, Mr. Blair McInnis, Vice President of Finance. You may begin.

Blair McInnis

Thank you. Before we begin the call, I'd like to remind everybody that the presentation will include statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company's control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company's annual report on Form 10-K, on form 10-Q, and subsequent reports on Form 8-K and other filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this call. And except as required by law, we do not intend to update this information. This conference call will also be available for audio replay in the Investor Relations section of SMTC's website at www.smtc.com.

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I will now pass the call over to Eddie Smith, the company's President and Chief Executive Officer.

Edward J. Smith

Thank you, Blair. Welcome, and good morning. Ladies and gentlemen, I'm Eddie Smith, SMTC's President and Chief Executive Officer. One this call with me today is Steve Waszak SMTC's CFO; and Richard Fitzgerald, our COO.

I am pleased to report another strong quarter, again exceeding our business plan and we’re on track for our first profitable year in many years.

I will now review our third quarter results. After the close of the market yesterday, we reported results for our third quarter of 2018 that exceeded the high end of our preannouncement on July 23rd. We finished the third quarter with $53.7 million in revenue, up 56% from comparable quarter last year and 20.7% from the prior quarter. Adjusted gross margin improved from 9.0% a year ago to 9.6% in Q3 2018. Our third quarter adjusted EBITDA of $2.4 million was $1.1 million higher than a year ago. And I am pleased to report that our net income in Q3 was $864 thousand representing a $1.4 million improvement over the same period a year ago and a $961 thousand improvement over the prior quarter.

In Q3 we saw strong demand, and in fact, increased revenue over the same quarter in prior year in all of our major customer industry sectors.

We also recently completed investments of nearly $5 million for facility and equipment expansion program in North America to support our growing global customer base. The SMTC team recently earned AS9100D certification and we can now for the first time address the needs of customers in the Avionics, Aerospace, and Defense industries, a multi-billion opportunity. We also received 13485 certification that should open up many new opportunities to us.

Our backlog remains strong and barring any further tightening of the supply chain by electronic component suppliers should support revenue growth in excess of 35% percent for the full year in 2018 over what SMTC reported in 2017, and positive year-over-year trends for our adjusted gross profit margins and EBITDA metrics.

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We remain intensely focused on the execution of our business plan with detailed attention to operational excellence with respect to quality of product and service, the accuracy of orders delivered, and deliveries that are always on time.

To strengthen the management team, we recently brought Terry Wegman on board as Senior Vice President of Sales and Marketing. I couldn’t be more excited. Rich and I have all worked with Terry before at Avnet, so we have firsthand knowledge of his extensive track record of success in sales and marketing. We issued a press release on Terry on October 22nd, which we encourage you to review, but at the highest level, Terry brings over 30 years of sales, marketing, and strategic account experience to SMTC. Terry rejoins me, Rich, and others here to build a long-lasting, profitable and valuable contract manufacturing business.

While we are pleased with our progress to-date, with two of the last three quarters having been profitable, and on track for our first profitable year in many years, with better than 30% organic, or internal top-line growth for the year, there are additional growth opportunities that we continue to pursue.

I'll now hand the call over to Steve to review SMTC’s Q3 financial details, and then come back with some additional comments and take your questions. Welcome, Steve

Steve Waszak

Thank you, Eddie, and good morning, everyone. I appreciate everyone taking the time and having the interest to join us this morning, As Eddie commented third quarter revenue was $53.7 million compared to $34.4 million for the same quarter in 2017. Now $1.7 million of the revenue reported in Q3 2018 was due to the impact of a new revenue accounting recognition standard, ASC 606. That said, the remainder of our 56% same quarter year-over-year growth is revenue as a result of increased orders from existing and new customers added over the past 12 months. In Q3 2018 we had three 10% customers, accounting for 35.7% of total revenues. I am pleased to report year-over-year increases to customers across our industrial, networking and communications, power and energy, and medical industry sectors.

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Gross profit for the third quarter was $5.2 million or 9.8% of revenue compared to $3.0 million or 8.6% of revenues in the same quarter in 2017. Adjusted gross profit in the third quarter, which excludes the impact of unrealized foreign exchange gains or losses on forward contracts, was $5.1 million or 9.6% as a percentage of revenues compared to $3.1million or 9.0% the same period in 2017.

Operating expenses, which is comprised largely of selling, marketing and administrative expenses, were $3.7 million in Q3 2018, $730 thousand higher than the $2.9 million we recorded in the same quarter of 2017. That said as a percentage of revenues operating expenses were 6.9% in Q3 2018 as compared to 8.6% of revenues in Q3 2017. This year-over-year increase in spend was related primarily to the hiring of senior management in sales and importantly in supply chain, travel and variable compensation during the third quarter of 2018 related to increased revenues.

As Eddie mentioned, the company reported net income of $864 thousand for the third quarter of 2018. In comparison, the company reported a loss of $551 thousand in the same period a year ago.

Adjusted EBITDA was $2.4 million in the third quarter of 2018 compared to a $1.1 million in the same quarter in 2017. This increase in the quarter adjusted EBITDA compared to the same period in the prior year was due to higher revenue in addition to improved gross margins and lower administrative expenses as it related to a percentage of revenue.

Now before I return the call back to Eddie, I'll comment on the balance sheet.

At the end of the third quarter, we had $14.7 million in cash which included a contribution from the rights offering completed in August. We had $11.8 million of net debt and we had $13.4 of funds available to borrow under our revolving credit line with PNC. $3.2 million was utilized in cash flows from operations in the quarter, primarily to support working capital growth for accounts receivable and inventory and in expanded and accelerating revenues in the quarter.

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Our cash-to-cash cycle was strong at 63 days as compared with 60 days in prior quarter, with DSO of 62 days and DPO of 73 days. And Inventory turnover on annualized basis was 4.9 times for the third quarter 2018 requiring some additional investments for the recognition of the constraints in the supply chain in the market today to have components available for Q4 shipments.

Now I'd like to hand the call back to Eddie to provide some additional comments before we open for questions.

Edward J. Smith

Thanks, Steve.

To summarize, we remain on track with our strategic goals, and are, in fact, exceeding our annual business plan. We had a strong Q3, with year-over-year growth in revenue, adjusted gross margin and adjusted EBITDA.

Global demand trends remain strong and, we believe, we are taking market share at existing customers and are poised to win additional new customers. Our focus on operational excellence continues to pay off and thus far has allowed us to mitigate the impacts from component shortages that others may have reported this year. The outlook for the balance of the year continues to look strong and we expect, as Steve just mentioned, to achieve revenue growth in excess of 35 percent for the full year in 2018 over 2017, barring any unforeseen disruptions in the supply chain or impacts from tariff impositions.

I look forward to updating you on our progress on future earnings call as we make SMTC an even stronger company that delights its customers with superior service and rewards its stockholders with enhanced shareholder value.

With that, let's take questions from those on the call today.

Q&A

Eddie Smith

Thank you, operator.

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I would like to remind you that we will be participating at two conferences this quarter, the 9th Annual Craig-Hallum Alpha Select Conference in New York and the 11th Annual LD Micro Main Event Investment Conference in Los Angeles. Information about these events will be posted on the Investor Relations section of our website.

In closing, I want to thank our employees, the leadership team, business partners, distributors, customers and our investors for their support, and of course, reporting our progress to our various stakeholders over the next several quarters. Thank you and have a great day.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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